Exhibit 99.1

NOTICE OF SAVINGS PLANS BLACKOUT PERIOD

TO:	Fluor Corporation Directors and Executive Officers Subject to Section 16
From:	Lawrence N. Fisher, Senior Vice President — Law and Secretary
Date:	October 3, 2003
RE:	RESTRICTION ON TRADING FLUOR CORPORATION EQUITY SECURITIES

Due to a change in trustee, a blackout period will be in effect for the following plans: the AMECO and Subsidiaries Salaried Employees 401(k) Retirement Plan, the Fluor Corporation Employees’ Performance Plan, the Fluor Corporation Salaried Employees’ Savings Investment Plan, the Fluor Daniel Craft Employees 401(k) Retirement Plan, the TRS 401(k) Retirement Plan and the TRS Salaried Employees’ 401(k) Retirement Plan, (the “Savings Plans”).

The trustee services will be transferred to The Northern Trust Company effective November 1, 2003. During the Blackout Period, Savings Plan participants will be subject to restrictions on executing transactions in their Savings Plan accounts, including directing or diversifying investments (including any payroll or rollover contributions and fund transfers or reallocations), obtaining or repaying a loan, obtaining a distribution and making a withdrawal. Participants under the Savings Plans were notified of the Savings Plan Blackout Period by notice delivered by first class mail on September 19, 2003.

The Savings Plan Blackout Period commences at 1:00 PM (Pacific time) on Thursday, October 30, 2003 and is currently expected to end on Tuesday, November 4, 2003 at 1:00 PM (Pacific time). Pursuant to the rules under the Sarbanes-Oxley Act of 2002, you may not acquire, sell or otherwise transfer any equity security of the Company, including stock options, during the Savings Plan Blackout Period. There are a limited number of exemptions to the trading prohibition. If you would like more information regarding these exemptions, please call me.

While we anticipate a smooth transition with respect to the Savings Plans, you will be notified in the unlikely event that an extension of the Savings Plan Blackout Period is required past November 4th.

As a matter of policy, notwithstanding whether or not we are in a blackout period, you are required to preclear any transaction in Fluor Corporation common stock with me. Please direct any questions regarding the blackout period, including the actual ending date of the blackout period, and the changes in the Savings Plans to me at (949) 349-6995, Fluor Corporation, One Enterprise Drive, Aliso Viejo, CA 92656.